EXHIBIT 99.2
NEWS RELEASE

NetSol Technologies to Announce Third Quarter
Fiscal Year 2008 Financial Results on May 13, 2008

CALABASAS, CA - April 30, 2008 -- NetSol Technologies Inc. (“NetSol”) (NASDAQ CM: NTWK), a multinational provider of IT services and enterprise software to the financial services industry, plans to announce its third quarter fiscal year 2008 financial results the morning of Tuesday, May 13, 2008.

Following the distribution of the press release, NetSol will host a conference call at 11:00 a.m. ET (8:00 a.m. PT) to review the results. Najeeb Ghauri, chairman and chief executive officer, and Tina Gilger, chief financial officer, will host the call, which will be webcast live. The webcast and a supporting slide presentation will be made available online at http://www.netsoltek.com/investors/investor_relations.htm. Telephone access to the conference call is available in North America by dialing +1 (877) 407-0782 or internationally by dialing +1 (201) 689-8567.

An audio replay of the conference call will be available approximately one hour following the conclusion of the call and will be available for 30 days. To access the replay in North America dial +1 (877) 660-6853 or when calling internationally dial +1 (201) 612-7415, using replay account code # 286 and conference ID # 283654. An archived replay of the conference webcast will also be available on the NetSol Technologies web site at http://www.netsoltek.com/investors/investor_relations.htm.

About NetSol Technologies Inc.

NetSol Technologies (NasdaqCM: NTWK) is a multinational provider of global business services and enterprise solutions to the financial services industry. By utilizing its worldwide IT design, development, quality assurance (QA), BestShoring(TM) practices, and project management resources, NetSol delivers high-quality, cost-effective portfolio management solutions for equipment and vehicle finance, as well as global business services ranging from consulting and application development to systems integration and development outsourcing. NetSol's commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 279001, and SEI (Software Engineering Institute) CMMi (Capability Maturity Model) Level 5 assessments, a distinction shared by fewer than 100 companies worldwide. NetSol Technologies' clients include Fortune 50 manufacturers, global automakers, financial institutions, technology providers, and governmental agencies.

Headquartered in Calabasas, California, NetSol Technologies has operations and offices in London, San Francisco, Sydney, Beijing, Bangkok and Lahore, Pakistan. Click here to join the NetSol Technologies Inc. email distribution list: http://www.b2i.us/irpass.asp?BzID=897&to=ea&s=0.

To learn more about NetSol Technologies Inc, visit www.netsoltek.com

Forward Looking Statements

This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:
NetSol Technologies, Inc.	Investor Relations
Tina Gilger	Christopher Chu
Chief Financial Officer	Grayling Global
Tel: +1 818-222-9195, x112	Tel: +1-646-284-9426
Email: cchu@hfgcg.com